Quest Solution Reports First Quarter Results

First Quarter net Revenue of $10.7 Million

HENDERSON, Nev., May 21, 2015 — Quest Solution, Inc., “The Company” (OTCBB: QUES), today announced financial results for the first quarter ended March 31, 2015.

First Quarter and Year-to-Date Highlights

●	First quarter Total Revenues of $10.7 million, up 11% compared to the prior year.

●	Tom Miller named as Chairman of the Board and Chief Executive Officer effective May 1, 2015

●	Announced signing of a Letter of Intent to merge with ViascanQData, a leading provider of Data Collection and label-ribbon converter services and technology based in Ontario, Canada.

First Quarter Comparative Select Pro forma Financial Results

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Revenues	$10,675,970	$9,622,160
Gross profit	$2,394,605	$1,987,576
Pro forma Gross profit margin	22.4%	20.6%
Interest expense	$(395,272)	$(600)
Net income (loss)	$(422,082)	$246,419
Earnings per share - basic	$(0.01)	$0.01
Earnings per share - diluted	$(0.01)	$0.01
Weighted average shares outstanding - basic	35,029,495	33,362,776
Weighted average shares outstanding - diluted	39,971,337	34,630,416
Deferred revenue, net	$827,228	$-
Adjusted EBITDA	$37,197	$279,412

Please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the financial tables included below for the Company’s GAAP financial statements and a reconciliation of GAAP results to Pro Forma Results and other Non-GAAP measures.

“We are just beginning to capitalize on the strategic synergies and cross-selling opportunities related to the combination of Quest and Bar Code Specialties,” commented Tom Miller, Quest Solution’s recently appointed Chief Executive Officer. “Today, we are going to the market with increased scale, a comprehensive, mobile and cloud-based technology solutions offering, and a world-class customer base which we believe we can further penetrate. Our customers are looking for solutions to drive operational efficiency by effectively harnessing technology in order to increase productivity and drive enhanced profitability. Our pipeline of opportunities continues to grow as companies respond to our increased value proposition and I am increasingly excited about the future.”

Scot Ross, Quest’s CFO added, “Beginning with the first quarter of 2015, the Company is recording hardware and service contract revenue and the related costs and expenses over the life of the service agreement, typically 1-5 years. We expect this monthly recurring revenue model will provide greater visibility into the results of operations, less volatility and greater efficiency as we continue to scale the services portion of our business-. As of March 31, 2015, the net revenue deferred into future periods totaled $827,228. This metric represents a leading indicator of our solutions based strategy.”

First Quarter Financial Results

Pro forma Revenue

Revenues for the three month period ended March 31, 2015 increased 11% to $10.7 million compared to $9.63 million for the three months ended March 31, 2014. This increase was due primarily to the acquisition of BCS in November 2014. The increase in revenue excludes the additional $1.57 million of contracts with customers which were sold, and are being recorded over the term of the contract in our deferred net revenue account.

Pro forma Gross Margin

For the first quarter of 2015, gross profit margin was 22.4% of pro forma revenues compared to 20.6% in the first quarter of 2014. The gross margin improvement was due primarily to the removal of the related party cost of goods sold which was reflected on our 2014 financials due to the non-cash reinsurance funds paid when the company was a private company.

Net Income (Loss)

Net loss for the three month period ended March 31, 2015 was $422,000 compared to net income of $246,000 for the three months ended March 31, 2014. The decrease in net income is attributable to $395,000 of interest expense, ($200,000 of which was a non cash debt discount on the accretion of a promissory note issued in the acquisition of Quest Marketing, Inc. in January 2014), as well as the additional costs incurred related to the BCS acquisition in November 2014.

Adjusted EBITDA

The company’s operating expenses during both quarters ended March 31, 2015 and 2014 included non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, Adjusted Earnings Before Interest, Taxes and Depreciation and Amortization (“Adjusted EBITDA”) for the quarter ended March 31, 2015 was approximately $37,197. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP financial results.

Balance Sheet Summary

As of December 31, 2014, the Company had recorded net deferred tax assets of approximately $1.3 million which included net operating loss (“NOLs”) carryforwards for U.S. federal income tax purposes of $11.6 million, and are available to offset future taxable income, if any. The NOLs begin to expire in 2021. This deferred tax asset created an income tax benefit in a gain on the financial statements of the company.

Backlog

The Company’s backlog of signed, contracted orders at March 31, 2015 was approximately $3.66 million. The backlog reflects orders expected to be delivered during 2015.

About Quest Solution, Inc.

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. In November 2014, the Company announced that Bar Code Specialties, Inc. (BCS) joined with Quest Solution, Inc. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility and data collection systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

The recent BCS acquisition is in addition to the recently announced creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will focus on the acquisition of existing intangibles, which we anticipate will build future value to the company.

On May 14, 2015 Quest announced a letter of intent to merge with ViascanQData. ViascanQData currently serves in excess of 4,000 enterprise customers, mainly in Canada. Unaudited financials indicate annual revenues of about CDN$28 million (approximately $24 million USD), and ViascanQData is currently on track to deliver unaudited double digit EBITDA for 2015. The Company estimates the proforma revenue for the combined entities for 2014 would have been approximately US $83 - 85 million.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc.’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Tables Follow

Investor Relations & Financial Media:

Investor Contact:

Hayden IR

Brett Maas

(646) 536-7331

brett@haydenir.com

or

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Quest Solution, Inc.

Consolidated Statements of Earnings

	For the three months ending March 31,
	2015	2014
Revenues
Gross Sales	$10,712,016	$9,650,265
Less sales returns, discounts, & allowances	(36,046)	(28,105)
Total Revenues	10,675,970	9,622,160

Cost of goods sold
Cost of goods sold	8,281,365	7,287,323
Cost of goods sold, related party	-	347,261
Total costs of good sold	8,281,365	7,634,584

Gross profit	2,394,605	1,987,576

Operating expenses
General and administrative	1,012,444	245,155
Salary and employee benefits	1,324,432	1,381,716
Depreciation and amortization	25,496	7,894
Stock compensation	38,624	24,499
Professional fees	88,480	129,775
Total operating expenses	2,489,476	1,789,039

Income (loss) from operations	(94,871)	198,537

Other income (expenses):
Gain on debt settlement	-	151,949
Loss on license settlement	-	(93,578)
Loss on note receivable settlement	-	(18,995)
Taxes	113	-
Interest expense	(395,272)	(600)
Other expenses	(392)	-
Other income	68,340	9,106
Total other income (expenses)	(327,211)	47,882

Net Income Before Income Taxes	(422,082)	246,419

(Provision) Benefit for Income Taxes
Deferred	-	-
Current	-	-

Net income (loss)	$(422,082)	$246,419

Net income (loss) per share - basic	$(0.01)	$0.01
Net income (loss) per share - diluted	$(0.01)	$0.01

Weighted average number of common shares outstanding - basic	35,029,495	33,362,776
Weighted average number of common shares outstanding - diluted	39,971,337	34,630,416

Quest Solution, Inc.

Consolidated Balance Sheets

	As of
	March 31, 2015	December 31, 2014
ASSETS
Current assets
Cash	$277,432	$233,741
Accounts receivable, net of allowances of $52,924 and $62,800, respectively	8,511,074	9,099,229
Inventory	502,964	606,231
Prepaids	296,753	191,498
Other current assets	389,657	377,060
Total current assets	9,977,880	10,507,759

Fixed assets, net of accumulated depreciation of $3,062,903 and $1,781,086, respectively	189,600	206,662
Deferred tax asset	1,299,417	1,299,417
Goodwill	14,101,306	14,101,306
Trade name	2,700,000	2,700,000
Intangibles, net	464,058	466,870
Customer Relationships	4,390,000	4,390,000
Other assets	309,946	317,304

Total assets	$33,432,207	$33,989,318

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$6,032,839	$7,406,146
Accounts payable and accrued liabilities, related party	-	51,806
Line of credit	2,513,940	1,819,345
Advances, related party	47,776	50,000
Accrued payroll and sales tax	1,581,655	917,079
Deferred revenue, net	827,228	-
Current portion of note payable	300,000	310,000
Notes payable, related parties, current portion	3,601,650	4,201,650
Other current liabilities	189,000	845,327
Total current liabilities	15,094,088	15,601,353

Long term liabilities
Note payable, related party, net of debt discount	17,372,975	17,007,175
Deferred tax liability	29,783	29,783
Other long term liabilities	144,173	157,495
Total liabilities	32,641,019	32,795,806

Stockholders’ equity (deficit)
Preferred stock; $0.001 par value; 25,000,000 shares authorized 500,000 and 500,000 shares outstanding as of March 31, 2015 and December 31, 2014, respectively.	500	500
Common stock; $0.001 par value; 100,000,000 shares authorized; 35,029,495 and 35,029,495 shares outstanding of March 31, 2015 and December 31, 2014, respectively.	35,029	35,029
Additional paid-in capital	17,919,897	17,900,139
Accumulated (deficit)	(17,164,238)	(16,742,156)
Total stockholders’ equity (deficit)	791,188	1,193,512
Total liabilities and stockholders’ equity	$33,432,207	$33,989,318

Quest Solution, Inc.

Unaudited

Reconciliation of GAAP Measures to Non-GAAP Measures

EBITDA Calculation

	Three Months Ending March 31,
	2015	2014
EBITDA Calculation:
Net (loss) Income	$(422,082)	$246,419
Depreciation & Amortization	$25,496	$7,894
Income Tax (benefit)	$(113)	$-
Interest Expense	$395,272	$600
EBITDA	$(1,427)	$254,913

Adjusted EBITDA Calculation:
EBITDA	$(1,427)	$254,913
Stock Compensation	$38,624	$24,499
Stock Issued for Services		$41,900
Adjusted EBITDA	$37,197	$321,312